Exhibit 10.39.4

TERMINATION AGREEMENT

RELATING TO THE MASTER DEVELOPMENT AND TOLL MANUFACTURING AGREEMENT

This Termination Agreement (this “Termination Agreement”) is entered into as of December 31, 2012 (“Termination Date”), by and between Endo Pharmaceuticals Inc., a Delaware corporation having a principal place of business at 100 Endo Drive, Chadds Ford, Pennsylvania 19317 (“Endo”), and Novartis Consumer Health, Inc., a Delaware corporation having a principal place of business at 200 Kimball Drive, Parsippany, New Jersey 07054 (“NCH”). Each of NCH and Endo is referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties entered into a Master Development and Toll Manufacturing Agreement, dated May 3, 2001 (as amended, the “Master Agreement”); and

WHEREAS, Endo and NCH desire to terminate the Master Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1.	Unless set forth herein, the capitalized terms contained in this Termination Agreement shall have the meanings set forth in the Master Agreement.

2.
Effective as of the Termination Date, the Master Agreement and any outstanding purchase orders issued thereunder, shall be terminated, rendered unenforceable and superseded by this Agreement and Release; provided, however, that those terms that expressly survive pursuant to Section 19.6 of the Master Agreement (and only those terms) shall remain in full force and effect. The Parties acknowledge and agree that the termination of the Master Agreement does not give rise a claim for liquidated damages under Section 19.2 of the Master Agreement.

3.
NCH agrees to use its reasonable efforts to assist Endo in transitioning the Products from the Lincoln Facility to a third-party manufacturer designated by Endo in accordance with the terms of the Master Agreement, subject to the Endo’s agreement to reimburse NCH for actual costs incurred in connection therewith. NCH and Endo agree to work together in good faith to agree on the details of such transition in a written transition agreement.

4.
Endo agrees to remove from the NCH facility in Lincoln, Nebraska (“Lincoln Facility”), at its expense, all Endo manufacturing equipment and other materials belonging to Endo; it being understood that Endo shall have no obligation to remediate any damage that may occur to the Lincoln Facility as a result of such removal unless such damage is the result of Endo’s (or its representatives’) negligence.

Exhibit 10.39.4

5.
Endo has option (but not the obligation) to claim all right, title and interest in the blister packaging machine used for the packaging of Percocet 5mg blister (HUD pack) and the packaging of EN3258 (the “Blister Machine”); provided, that Endo exercises such option within 60 days of the Settlement Effective Date by sending a written exercise notice to NCH. If Endo exercises its option to claim title to the Blister Machine within the foregoing 60-day period, then Endo will have 30 days from the date of its option notice to arrange and pay for removal and transportation of the Blister Machine out of the Lincoln Facility; it being understood that Endo shall have no obligation to remediate any damage that may occur to the Lincoln Facility as a result of such removal and unless such damage is the result of Endo’s (or its representatives’) negligence. In the event Endo does not exercise its option to claim title in the Blister Machine within such 60-day period or fails to remove the Blister Machine in the 30- day period following exercise of its option, all right, title and interest in the Blister Machine shall revert to NCH and NCH may use and dispose of such Blister Machine without obligation to Endo.

6.
This Termination Agreement: (a) shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its principles or rules of conflict of laws; (b) may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one instrument; (c) may be amended or supplemented only by written instrument signed by the Parties hereto; and (d) constitutes the entire agreement and understanding of the Parties with respect to its subject matter and supersedes all oral communications and prior writings with respect thereto. For the avoidance of doubt, nothing in this Termination Agreement shall be deemed to amend, modify, delete or extend the disclaimers of warranties and limitations of liability in Sections 13.2, 13.3 and 13.4 of the Master Agreement, which disclaimers and limitations shall apply to this Termination Agreement as if set forth in full herein.

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Exhibit 10.39.4

IN WITNESS WHEREOF, Endo and NCH have executed this Termination Agreement as of the
Termination Date.

ENDO PHARMACEUTICALS INC.		NOVARTIS CONSUMER HEALTH, INC.

By:	/S/ David P. Holveck	By:	/S/ Greg Tole
Name:	David P. Holveck	Name:	Greg Tole
Title:	President & Chief Executive Officer	Title:	General Counsel - OTC

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